Exhibit 99.2
Axonics® Announces Strategic Alliance for the Manufacture of New Non-Rechargeable Implantable Sacral Neuromodulation Device

IRVINE, Calif. – March 2, 2021 – Axonics Modulation Technologies, Inc. (Nasdaq: AXNX), a medical technology company that has developed and is commercializing novel implantable sacral neuromodulation (SNM) devices for the treatment of urinary and bowel dysfunction, today announced it has entered into a strategic alliance with Micro Systems Technologies (MST), a leading manufacturer of medical microelectronics.
MST currently manufactures printed circuit board assemblies for the Axonics r-SNM System in Lake Oswego, Oregon. This strategic alliance expands Axonics’ relationship with MST, with the parties collaborating on the non-rechargeable SNM device Axonics has developed and anticipates bringing to market following FDA approval.
Raymond W. Cohen, chief executive officer of Axonics, commented, “We have been working with MST for over half a decade and we have developed a strong relationship. As Axonics develops new SNM embodiments for the benefit of patients suffering from bladder and bowel dysfunction, working with an experienced, best-in-class contract manufacturer with proven implantable device experience and the ability to rapidly scale is critical to support our long-term growth objectives.”
The newly developed Axonics non-rechargeable implantable neurostimulator will be manufactured on the most advanced printed circuit board assembly line at Micro Systems Engineering, Inc., an MST company. The line leverages automation and an exceptional paperless traceability system to drive superior levels of throughput, yields and quality.
Christian Roessle, president of sales and marketing at MST, commented, “MST is proud to broaden our relationship with Axonics and is committed to continuing to provide the highest quality medical components and automated manufacturing capabilities. Our extensive experience in microelectronics and implantable technology, as well as our specialization in the production of hundreds of thousands of implantable devices, positions MST to provide excellent support to Axonics for years to come.”
About Axonics Modulation Technologies, Inc.
Axonics, based in Irvine, Calif., has developed and is commercializing novel implantable SNM devices for patients with urinary and bowel dysfunction. These conditions are caused by a miscommunication between the bladder and the brain and significantly impacts quality of life. Overactive bladder affects an estimated 87 million adults in the U.S. and Europe. Another estimated 40 million adults are reported to suffer from fecal incontinence/accidental bowel leakage. The Axonics SNM therapy, which has been clinically proven to reduce symptoms and restore pelvic floor function, is now being offered at hundreds of medical centers across the U.S. and in dozens of select hospitals in Western Europe. Reimbursement coverage is well established in the U.S. and is a covered service in most European countries. The Axonics System is the first long-lived rechargeable SNM system approved for sale in the world, and the first to gain full-body MRI conditional labeling. For more information, visit www.axonics.com.
About Micro Systems Technologies
Micro Systems Technologies consists of four high-tech companies that offer innovative components and services for medical devices and other high-tech industries that demand exceptional performance, quality and the highest levels of reliability. The globally active companies that constitute MST – Micro Systems

Engineering, Inc. (USA), DYCONEX AG (Switzerland), LITRONIK Batterietechnologie GmbH (Germany) and Micro Systems Engineering GmbH (Germany) – offer their customers integrated solutions ranging from initial design through to series production. For more information, visit www.mst.com

Axonics contact:
Neil Bhalodkar
Investor Relations
949-336-5293
IR@axonics.com

MST contact:
Rob Crawford
Senior Director, MST Sales & Marketing
503-744-8607
rob.crawford@mst.com